TERMINATION AND MUTUAL RELEASE AGREEMENT

This TERMINATION AND MUTUAL RELEASE AGREEMENT dated November 9, 2021 (this “Agreement”), is made and entered into by and among HEALTHTECH SOLUTIONS, INC., a Utah corporation ("HLTT"), HEALTHTECH ONCOLOGY, INC., a Delaware corporation ("HoldCo") and VARIAN BIOPHARMACEUTICALS INC., a Delaware corporation (“Varian”). HLTT, HoldCo and Varian are collectively referred to herein as the “Parties” and each individually as a “Party.” Unless defined herein, capitalized terms have the meaning given them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into an Agreement and Plan of Merger and Reorganization dated as of March 30, 2021 (the "Merger Agreement") pursuant to which, subject to the terms and conditions stated therein, HoldCo became a wholly-owned subsidiary of HLTT and Varian became a 99.12%-owned subsidiary of HLTT; and

WHEREAS, the Parties have determined to terminate the Merger Agreement as provided herein and release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises, agreements, releases, covenants, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Termination of the Merger Agreement. Subject to the terms and conditions of this Agreement and the covenants set forth in Schedule A hereto, the Merger Agreement is hereby terminated as of the date first written above (the "Termination Date"). From and after the Termination Date, the Merger Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate subject to the terms and conditions of this Termination Agreement.
2.	Mutual Release. (a) In consideration of the agreements and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, associates, trustees, officers, directors, shareholders, managers, members, successors, predecessors, agents, employees, and assigns (collectively, "Releasors") hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, associates, trustees, employees, officers, directors, shareholders, managers, members, agents, representatives, predecessors, permitted successors, and permitted assigns (collectively, "Releasees") of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, penalties, fines, expenses, including attorneys’ fees, and demands, of every kind and nature whatsoever, whether now known or unknown, fixed or contingent, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, "Claims"), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or in any way relating to the Merger Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement.
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(b) Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 2, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party's decision to enter into it and grant the release contained in this Section 2. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 2, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

3.	Notice. Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other Party):
(a)	if to HLTT or HoldCo:

Healthtech Solutions, Inc.

181 Dante Avenue

Tuckahoe, NY 10707-3042

email: president@hltt.tech

with a copy, which shall not constitute notice, to:

Robert Brantl, Esq.

181 Dante Ave.

Tuckahoe, NY 10707-3042

email: rbrantl21@gmail.com

(b)	if to Varian:

Varian Biopharmaceuticals, Inc.

4851 Tamiami Trail North, Suite 200

Naples, FL 34103
jdavis@varianbio.com

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with a copy, which shall not constitute notice, to:

Anthony W. Epps, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202
email: epps.anthony@dorsey.com

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy by 4:00 p.m. Eastern time on a Business Day shall be deemed conclusively to have been effectively given on the day the notice was delivered or, if after such time, or if such day is not a Business Day, on the next following Business Day. Any notice sent by prepaid registered mail shall be deemed conclusively to have been effectively given on the third Business Day after posting, but if, at the time of posting or between the time of posting and the third Business Day thereafter, there is a strike, lockout or other labour disturbance affecting postal service, then the notice shall not be effectively given until actually delivered.

4.	Corporate Authority. The Parties have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated and the individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.
5.	No Prior Assignment; Indemnity. Each Party represents and warrants to the other that such Party has not assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter released in this Agreement. If either Party has assigned or transferred, or purported to assign or transfer, any claim or other matter herein released, that Party shall defend and indemnify the other Party and hold the Party and its past and present parent companies, subsidiaries, affiliates, associates, trustees, shareholders, directors, officers, agents, employees, servants, insurers, attorneys, representatives, predecessors, successors, assigns and all of them, harmless from any and all manner of actions, proceedings, causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, assessments, judgments, damages, deficiencies, penalties, fines, losses, costs or expenses, including attorney’s fees, resulting from, based upon, arising out of, related to or incurred as a result of any such assignment or transfer or purported assignment or transfer.
6.	Binding Effect. The release and other agreements contained herein shall be binding upon, and inure to the benefit of, the successors, assigns, employees, agents, officers, directors, managers, members, representatives, and attorneys of each Party. No Party may assign this Agreement without each other Party’s prior written consent following notice.
7.	Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.
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8.	Submission to Jurisdiction. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.
9.	Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.
10.	Independent Legal and Tax Advice. Each Party acknowledges and agrees that it has had the opportunity to seek independent legal and tax advice with respect to the subject matter of this Agreement and hereby represents and warrants that it has sought independent legal and tax advice or waives the opportunity to seek such advice.
11.	Entire Agreement. This Agreement represents the entire agreement between the Parties, and, other than the Letter of Intent dated November 1, 2021 and the Share Exchange Agreement entered into contemporaneously herewith, supersedes all other prior or contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
12.	No Third Party Beneficiaries. Except as may be otherwise expressly and specifically set out in this Agreement, nothing herein is intended, nor shall be construed, to confer upon any person, other than the Parties and their successors or permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
13.	Amendment and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless it is executed in writing by each Party. No waiver of, failure to exercise or delay in exercising, any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
14.	Severability. Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement in that or any other jurisdiction, or the legality, validity or enforceability of that provision in any other jurisdiction.
15.	Counterparts and Electronic Means. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. Delivery of an executed copy of this Agreement by email, DocuSign or other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Agreement as of the date of successful transmission.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

VARIAN BIOPHARMACEUTICALS INC.

By: /s/ Jeffrey Davis

Name: Jeffrey Davis

Title: Chief Executive Officer

HEALTHTECH SOLUTIONS INC.

By: /s/ Manuel Iglesias

Name: Manuel Iglesias

Title: Chief Executive Officer

HEALTHTECH ONCOLOGY, INC.

By: /s/ Paul Mann

Name: Paul Mann

Title: Chairman

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Schedule A

1.	Varian agrees to assume outstanding invoices of Danforth directly attributed to work on Varian’s financial statements in an amount not to exceed $42,000.00 (forty-two thousand US dollars) and to reimburse HLTT for 75% (seventy-five percent) of outstanding amounts invoiced by Dorsey & Whitney LLP, not to exceed $50,000.00 (fifty thousand US dollars).
2.	Cooperation with Reporting. Varian hereby covenants to provide HLTT with all financial information requested of Varian by HLTT, which information shall be provided at such times as will enable HLTT to make timely filing with the Securities and Exchange Commission of HLTT's Quarterly Report on Form 10-Q for the period ended September 30, 2021 and its Annual Report on Form 10-K for the year ended December 31, 2021. The Varian financial statements for the requisite periods shall be provided in standard QuickBooks format on accrual basis, and be accompanied by such supporting documentation as is appropriate to permit audit of the financial statements or otherwise requested by HLTT's auditor.

Schedule A